                                                                                                                        Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 15, 2013
For Further Information:	Timothy T. O'Dell, CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2013 RESULTS

Highlights

•	Nonperforming loans decreased $791,000, or 12.4%, since December 31, 2012.

•	Commercial loan balances increased $10.8 million, or 10.7%, since December 31, 2012.

•	Net interest income for the three months ended March 31, 2013 increased $161,000, or 15.7%, over the three months ended December 31, 2012.

Fairlawn, Ohio – May 15, 2013 –  Central Federal Corporation (Nasdaq: CFBK) (“The Company”)

announced a net loss attributable to common shareholders of $0.8 million, or $(0.05) per diluted common share, for the quarter ended March 31, 2013, compared to a net loss attributable to common shareholders of $0.8 million, or $(1.03) per diluted common share for the quarter ended March 31, 2012.   For the three months ended March 31, 2013 compared to March 31, 2012, the net loss remained relatively consistent as the $0.1 million increase in provision expense and $0.1 million decrease in net interest income for the quarter ended March 31, 2013, was offset by a $0.2 decrease in noninterest expense.

Timothy T. O’Dell, CEO, commented, “We are pleased to see that our workout efforts have resulted in a 12.4% decrease in nonperforming loans since December 31, 2012, while our sales and relationship building efforts have resulted in $10.8 million in new commercial loans.  In addition, we are starting to get traction in driving our net interest income, which is up 15.7% over the prior quarter.  We like that trajectory and the momentum it provides.”

Overview of Results

Net interest income.  Net interest income totaled $1.2 million for the quarter ended March 31, 2013 and decreased $81,000, or 6.4%, compared to $1.3 million for the quarter ended March 31, 2012. The decrease in net interest income was due primarily to rates repricing on the asset side, as there was a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 25 bps and the average cost of interest-bearing liabilities decreased 19 bps during the quarter ended March 31, 2013, compared to the quarter ended March 31, 2012.  The average yield on interest-earning assets decreased primarily in the loan portfolio as maturities and paydowns of higher priced loans were replaced with new loans at today’s lower market prices.  The mix of earning assets has improved, however, as lower yielding liquid assets are replaced with higher yielding loans. The average cost of interest-bearing liabilities decreased primarily due to reduced deposit pricing in the current year quarter, as well as the favorable re-pricing that occurred in the CD portfolio as CD’s re-priced at today’s lower rates.

Compared to the three months ended December 31, 2012, net interest income increased $161,000, or 15.7%, as a result of increased loan activity, and a reduction in our overall cost of funds.

Interest income totaled $1.7 million and decreased $305,000, or 15.1%, for the quarter ended March 31, 2013, compared to $2.0 million for the quarter ended March 31, 2012. The decrease in interest income was primarily due to a decrease of 109 basis points in loan yields, as loans continue to re-price at today’s lower interest rates, partially offset by a favorable volume variance due to the increase in average loan balances from $144.9 million at March 31, 2012, to $154.7 million at March 31, 2013.

Interest expense decreased $0.2 million, or 29.9%, to $0.5 million for the first quarter of 2013, compared to $0.7 in the first quarter of 2012.    The decrease in interest expense resulted from lower deposit costs due to a 19 basis points decrease in average deposit rates, as a result of deposit pricing and CD’s re-pricing in today’s lower rate environment, coupled with a decrease in the deposit base, primarily broker CD’s.

Robert E. Hoeweler, Chairman of the Board, added  “We believe that we have been able to effectively leverage our capital, in a relatively short period of time, to support our initiatives in terms of growing the balance sheet with quality earning assets and driving improved earnings though net interest income.   We are concentrating on improving our efficiency ratio as we review all aspects of the Bank’s operations, and continue to seek additional revenue streams within the financial services market place.”

Provision for loan losses.  The provision for loan losses totaled $326,000 for the quarter ended March 31, 2013 and increased $126,000, or 63.0%, compared to $200,000 for the quarter ended March 31, 2012.  The increase in the provision for loan losses for the quarter ended March 31, 2013 was primarily due to growth in the loan portfolio and one commercial loan relationship where the risk rating was downgraded.

Net charge-offs decreased $788,000 due to recoveries of $119,000, or (-.30)% of average loans on an annualized basis for the quarter ended March 31, 2013, compared to net charge-offs totaling $669,000, or 1.79% of average loans on an annualized basis for the quarter ended March 31, 2012. The decrease in net charge-offs during the three months ended March 31, 2013 was primarily related to multi-family residential and commercial real estate loans, resulting largely from ongoing loan workout efforts.

Noninterest income.  Noninterest income for the quarter ended March 31, 2013 totaled $133,000 and decreased $25,000, or 15.8%, compared to $158,000 for the quarter ended March 31, 2012. The decrease was primarily due to net gains on sales of loans during the quarter ended March 31, 2013, which was partially offset by an increase in service charges on deposits.  There were no sales of securities in the current year quarter.

Noninterest expense. Noninterest expense decreased $161,000 or 8.2%, and totaled $1.8 million for the first quarter of 2013, compared to $2.0 million for the first quarter of 2012. The decrease in noninterest expense during the three months ended March 31, 2013 was primarily due to a decrease in salaries and employee benefits, FDIC premiums and director fees.

Salaries and employee benefits expense decreased $99,000 or 10.0%, and totaled $892,000 for the three months ended March 31, 2013, compared to $991,000 for the three months ended March 31, 2012. The decrease was primarily a result of a restructuring that occurred after the August 2012 capital raise.

Director fees decreased $40,000, or 88.9%, and totaled $5,000 for the three months ended March 31, 2013, compared to $45,000 for the three months ended March 31, 2012.  The decrease was due to a decrease in fees paid to the former Chairman of the Board upon completion of the stock offering and a suspension of director fees beginning in September 2012 in consideration of the financial performance of the Company.  Director fees are expected to resume after the Company achieves profitability.

FDIC premiums decreased $45,000, or 28.8%, and totaled $111,000 for the three months ended March 31, 2013, compared to $156,000 for the three months ended March 31, 2012.  The decrease was primarily due to a lower assessment base and an improvement in the rate in the current year quarter.

Thad Perry, President, commented, “We believe the leadership team has done an effective job in “right sizing” the organization and instilling an expense conscious culture to ensure that we are making prudent investments that will continue to help improve profitability and enable the revenue generating capabilities of the organization”.

Balance Sheet Activity

General. Assets totaled $216.4 million at March 31, 2013 and increased $1.4 million, or 0.7%, from $215.0 million at December 31, 2012.  The increase was primarily due to a $13.8 million increase in net loan balances, partially offset by a $10.7 million decrease in cash and cash equivalents used to fund higher earning asset growth.

Cash and cash equivalents.  Cash and cash equivalents totaled $14.4 million at March 31, 2013 and decreased $10.7 million, or 42.7%, from $25.1 million at December 31, 2012. The decrease in cash and cash equivalents was primarily due to the funding of higher yielding loans.  Management anticipated that the level of on-balance-sheet liquidity would decrease as new loan originations are made pursuant to the business plan implemented since completion of the stock offering in August 2012.

Loans.  Net loans totaled $166.8 million at March 31, 2013 and increased 13.8 million, or 9.0%, from $153.0 million at December 31, 2012. The increase was primarily due to higher commercial, multi-family residential, commercial real estate and single-family residential loan balances. A renewed lending focus after the successful capital raise was a key driver in growing earning assets.

Allowance for loan losses (ALLL). The ALLL totaled $5.7 million at March 31, 2013 and increased $445,000 million, or 8.5%, from $5.2 million at December 31, 2012.  The increase in the ALLL was due to a 9.0% increase in overall loan balances, partially offset by a 12.4% decrease in nonperforming assets, a 29.5% decrease in past due loans, and a 2.97% decrease in criticized and classified loans during the three months ended March, 31, 2013. The ratio of the ALLL to total loans was 3.29% at March 31, 2013, compared to 3.31% at December 31, 2012.

Individually impaired loans totaled $9.0 million at March 31, 2013 and decreased $883,000, or 9.0%, from $9.9 million at December 31, 2012.  The decrease was due to $883,000 in principal payoffs of two impaired loans during the three months ended March 31, 2013. The amount of the ALLL specifically allocated to individually impaired loans totaled $842,000 at March 31, 2013 and $830,000 at December 31, 2012.

Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $791,000, or 12.4%, and totaled $5.6 million at March 31, 2013, compared to $6.4 million at December 31, 2012.  The decrease in nonperforming loans was due to loan payments and proceeds from the sale of underlying collateral of various loans.  The $707,000 decrease in nonperforming commercial real estate loans was primarily due to payoff of three commercial real estate loans. The ratio of nonperforming loans to total loans decreased to 3.2% at March 31, 2013, compared to 4.0% at December 31, 2012, primarily due to an increase in overall loan portfolio balances.

The level of CFBank’s criticized and classified loans continues to be negatively impacted by the duration and lingering nature of the current recessionary economic environment and its continued detrimental effects on some of our borrowers, including deterioration in client business performance, declines in borrowers’ cash flows and lower collateral values. The levels of criticized and classified loans decreased during the three months ended March 31, 2013.  Loans designated as special mention decreased $948,000 million, or 7.3%, and totaled $12.1 million at March 31, 2013, compared to $13.1 million at December 31, 2012.  Loans classified as substandard increased $96,000, or .61%, and totaled $15.8 million at March 31, 2013, compared to $15.7 million at December 31, 2012.  No loans were classified as doubtful at March 31, 2013 or December 31, 2012. The decrease in criticized and classified loans was due to principal repayments and payoffs.

Total past due loans decreased $938,000, or 29.5%, and totaled $2.2 million at March 31, 2013, compared to $3.2 million at December 31, 2012.  Past due loans totaled 1.3% of the loan portfolio at March 31, 2013, compared to 2.0% at December 31, 2012.  The decrease in the balance of past due loans was primarily due to lower delinquencies in the commercial real estate and residential and single-family loan segments,  partially offset by an increase in delinquencies in the consumer loan segment.  The decrease in the delinquency rate is primarily related to lower delinquencies offset by an increase in overall loan balances

Deposits. Deposits totaled $168.7 million at March 31, 2013 and decreased $4.8 million, or 2.8%, from $173.5 million at December 31, 2012.  The decrease was primarily due to decreases in certificate of deposit and checking accounts of $5.8 million and $1.7 million, respectively, offset by increases in money market and savings accounts totaling $2.7 million. The decrease in CD’s was due primarily to a decrease in brokered deposits.

FHLB advances. Long-term FHLB advances totaled $10.0 million at March 31, 2013, and December 31, 2012. Short-term FHLB advances totaled $5,955 and $0 at March 31, 2013 and December 31, 2012, respectively.  The short-term advance at March 31, 2013, was paid back on April 4, 2013

Stockholders’ equity.    Stockholders’ equity totaled $22.9 million at March 31, 2013 and decreased $0.8 million, or 3.3%, from $23.7 million at December 31, 2012.  The decrease was due to a net loss of $0.8 million during the quarter ended March 31, 2013.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio.  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Holding Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to meet the requirements of our Cease and Desist Orders issued by regulators;
•	uncertainty related to the counterparty to call our interest-rate swaps;
•	uncertainty related to our ability to continue to receive limited waivers from the FDIC allowing us to roll over or renew reciprocal CDARS deposits;
•	our ability to generate profits in the future;
•	changes in tax laws, rules and regulations;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System (FED), the Federal Deposit Insurance Corporation (FDIC) and the Office of the Comptroller of the Currency (OCC);

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations	Three months ended
($ in thousands, except share data)	March 31,
(unaudited)	2013	2012	% change

Total interest income	$ 1,711	$ 2,016	-15%
Total interest expense	525	749	-30%
Net interest income	1,186	1,267	-6%

Provision for loan losses	326	200	63%
Net interest income (loss) after provision for loan losses	860	1,067	-19%

Noninterest income
Service charges on deposit accounts	73	59	24%
Net gain on sales of loans	6	43	-86%
Other	54	56	-4%
Noninterest income	133	158	-16%

Noninterest expense
Salaries and employee benefits	892	991	-10%
Occupancy and equipment	75	74	1%
Data processing	163	142	15%
Franchise taxes	85	55	55%
Professional fees	212	218	-3%
Director fees	5	45	-89%
Postage, printing and supplies	58	48	21%
Advertising and promotion	6	3	100%
Telephone	16	17	-6%
Loan expenses	17	8	113%
Foreclosed assets, net	(19)	18	n/m
Depreciation	54	67	-19%
FDIC premiums	111	156	-29%
Amortization of intangibles	9	10	-10%
Regulatory assessment	39	45	-13%
Other insurance	37	42	-12%
Other	43	25	72%
Noninterest expense	1,803	1,964	-8%

Income (loss) before income taxes	(810)	(739)	10%
Income tax expense (benefit)	-	-	n/m
Net loss	$ (810)	$ (739)	10%
Preferred stock dividends and accretion of discount on preferred stock	-	(110)	n/m
Earnings (loss) attributable to common stockholders	(810)	$ (849)	-5%

Share Data
Basic earnings (loss) per common share	$ (0.05)	$ (1.03)	-95%
Diluted earnings (loss) per common share	$ (0.05)	$ (1.03)	-95%
Average common shares outstanding - basic	15,823,327	822,147
Average common shares outstanding - diluted	15,823,327	822,147

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three monhs ended
($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
(unaudited)	2013	2012	2012	2012	2012

Assets
Cash and cash equivalents	$14,406	$25,152	$65,147	$55,209	$63,284
Interest-bearing deposits in other financial institutions	2,726	2,726	1,984	1,984	1,984
Securities available for sale	14,493	17,639	14,300	17,312	18,108
Loans held for sale	2,135	623	2,571	1,573	833
Loans	172,481	158,280	128,382	137,786	145,923
Less allowance for loan losses	(5,682)	(5,237)	(5,442)	(5,434)	(5,641)
Loans, net	166,799	153,043	122,940	132,352	140,282
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,464	1,525	1,572	2,345	2,453
Premises and equipment, net	5,269	5,317	5,369	5,423	5,485
Assets held for sale	167	167	167	167	167
Other intangible assets	40	49	59	69	79
Bank owned life insurance	4,437	4,405	4,371	4,338	4,306
Accrued interest receivable and other assets	2,561	2,447	1,709	2,901	2,517
Total assets	$216,439	$215,035	$222,131	$225,615	$241,440

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$15,451	$18,008	$17,015	$15,042	$18,343
Interest bearing	153,279	155,500	162,563	183,310	189,529
Total deposits	168,730	173,508	179,578	198,352	207,872
FHLB advances	15,955	10,000	10,000	10,000	15,742
Other borrowings	1,000	-	-	-	-
Advances by borrowers for taxes and insurance	174	241	125	55	124
Accrued interest payable and other liabilities	2,557	2,488	2,911	3,771	3,326
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	193,571	191,392	197,769	217,333	232,219

Stockholders' equity	22,868	23,643	24,362	8,282	9,221
Total liabilities and stockholders' equity	$216,439	$215,035	$222,131	$225,615	$241,440

Consolidated Financial Highlights

	At or for the three months ended
($ in thousands except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
(unaudited)	2013	2012	2012	2012	2012

Earnings (loss)
Net interest income	$1,186	$1,025	$1,137	$1,206	$1,267
Provision for loan losses	$326	$186	$543	$200	$200
Noninterest income	$133	$245	$262	$340	$158
Noninterest expense	$1,803	$1,518	$2,765	$2,030	$1,964
Net loss	$(810)	$(434)	$(1,909)	$(684)	$(739)
Discount on redemption of preferred stock	n/a	n/a	4,960	n/a	n/a
Earnings (loss) available to common stockholders	$(810)	$(434)	$2,944	$(795)	$(849)
Basic earnings (loss) per common share	$(0.05)	$(0.03)	$0.38	$(0.96)	$(1.03)
Diluted earnings (loss) per common share	$(0.05)	$(0.03)	$0.38	$(0.96)	$(1.03)

Performance Ratios (annualized)
Return on average assets	(1.50%)	(.80%)	(3.39%)	(1.19%)	(1.22%)
Return on average equity	(14.01%)	(7.29%)	(37.84%)	(31.77%)	(31.40%)
Average yield on interest-earning assets	3.35%	3.22%	3.49%	3.60%	3.60%
Average rate paid on interest-bearing liabilities	1.22%	1.33%	1.36%	1.36%	1.41%
Average interest rate spread	2.12%	1.89%	2.13%	2.24%	2.19%
Net interest margin, fully taxable equivalent	2.32%	2.06%	2.26%	2.30%	2.26%
Efficiency ratio	136.01%	118.74%	141.17%	131.00%	137.12%
Noninterest expense to average assets	3.34%	2.80%	4.91%	3.54%	3.23%

Capital
Core capital ratio (1)	10.60%	10.97%	10.52%	5.47%	5.39%
Total risk-based capital ratio (1)	14.26%	15.53%	20.00%	10.42%	10.55%
Tier 1 risk-based capital ratio (1)	12.98%	14.26%	18.71%	9.13%	9.27%
Tangible capital ratio (1)	10.60%	10.97%	10.52%	5.47%	5.39%
Equity to total assets at end of period	10.57%	10.99%	10.97%	3.67%	3.82%
Tangible equity to tangible assets	10.55%	10.97%	10.94%	3.64%	3.79%
Book value per common share	$1.45	$1.48	$1.54	$1.37	$2.53
Tangible book value per common share	$1.44	$1.48	$1.54	$1.29	$2.43
Period-end market value per common share	$1.50	$1.45	$1.46	$1.56	$3.90
Dividends declared per common share	$-	$-	$-	$-	$-
Period-end common shares outstanding	15,823,710	15,824,710	15,824,710	825,710	825,710
Average basic common shares outstanding	15,823,327	15,823,238	7,671,034	822,791	822,147
Average diluted common shares outstanding	15,823,327	15,823,238	7,671,307	822,791	822,147

Asset Quality
Nonperforming loans	$5,565	$6,356	$7,927	$5,156	$5,853
Nonperforming loans to total loans	3.23%	4.02%	6.17%	3.74%	4.01%
Nonperforming assets to total assets	3.25%	3.66%	4.28%	3.32%	3.44%
Allowance for loan losses to total loans	3.29%	3.31%	4.24%	3.94%	3.87%
Allowance for loan losses to nonperforming loans	102.10%	82.39%	68.65%	105.39%	96.38%
Net charge-offs (recoveries)	$(119)	$391	$526	$416	$669
Annualized net charge-offs (recoveries) to average loans	(0.30%)	1.13%	1.59%	1.18%	1.79%

Average Balances
Loans	$153,375	$132,494	$126,593	$134,921	$143,620
Assets	$215,797	$216,861	$225,106	$229,684	$243,238
Stockholders' equity	$23,121	$23,813	$20,180	$8,613	$9,413

(1) Regulatory capital ratios of CFBank